EXHIBIT 5.1

                                       September 7, 2001

Irwin Financial Corporation
500 Washington Street
Columbus, IN  47202

Ladies and Gentlemen:

     Reference is hereby made to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Irwin Financial Corporation, an Indiana corporation (the "Company"), relating to the registration of 200,000 of the Company's common shares (the "Common Shares"), reserved for issuance under the Irwin Financial Corporation Employees' Savings Plan (the "Plan"). We have acted as counsel for the Company in connection with the Registration Statement.

     In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Articles of Incorporation of the Company, as amended, the Code of By-Laws of the Company, as amended to date, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

     Based upon the foregoing, it is our opinion that such shares of Common Shares, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     The opinion expressed herein is limited to Federal securities laws and the laws of the State of Illinois currently in effect.

     We hereby consent to the use of this opinion in connection with said Registration Statement and to the references to our firm therein.

                                       Very truly yours,



                                       /s/ Vedder, Price, Kaufman & Kammholz